FORM 3
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                                                           OMB APPROVAL
                                                   OMB NUMBER:        3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person

   Lamm                               Harvey
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  (Last)                             (First)                         (Middle)

   3 Bala Plaza East, Suite 123
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                                    (Street)

   Bala Cynwyd, PA 19004
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  (City)                             (State)                          (Zip)


                                                            March 24, 1998
2. Date of Event Requiring Statement (Month/Day/Year)      _____________________



3. IRS or Social Security Number of Reporting Person if an Entity

   (Voluntary)_________________


                                             Global Sports, Inc. /(1)/ (GSPT)
4. Issuer Name and Ticker or Trading Symbol ___________________________________



5. Relationship of Reporting Person to Issuer (Check all applicable)


   [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (Specify below)



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6. If Amendment, Date of Original   (Month/Day/Year) ___________________________

7. Individual or Joint Group Filing (Check Applicable Line)

   ______ Form Filed by One Reporting Person

   ______ Form Filed by More Than One Reporting Person


                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

  NONE
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

(1) Formerly known as RYKA Inc.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Option to Purchase (1)            3/24/98 3/24/03     Common Stock           50,000      4.96              D
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

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
Explanation of Responses:

/(1)/ Equity Incentive Plan option, which was granted on March 24, 1998, becomes exercisable at a rate of 20,000 shares on the date of grant and 10,000 shares on each of the first three anniversaries of the date of grant.

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  /s/ Harvey Lamm                  03/28/98
                              _______________________________    ______________
                              **Signature of Reporting Person         Date